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                                                                    EXHIBIT 99.1

                                 PROXYMED, INC.
              FIRST QUARTER 2002 FINANCIAL RESULTS CONFERENCE CALL

                            Moderator: Michael Hoover
                                 April 24, 2002
                                  2:00 p.m. EDT

Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the ProxyMed first quarter earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the one followed by the four on your telephone. As a reminder, this conference is being recorded Wednesday, April 24, 2002.

                  Your speakers for today are Nancy Ham, President and Chief Operating Officer, Judd Schmid Chief Financial Officer, and Michael Hoover, Chief Executive Officer. I would now like to turn the conference over to Judd Schmid. Please go ahead, sir.

Judson Schmid:    Thank you, Kim. Good afternoon, everyone. Thank you for
                  joining us for ProxyMed's conference call to discuss the company's results for the first quarter of 2002. I'm Judd
                  Schmid, ProxyMed's Chief Financial Officer.

                  Before we begin our discussion, let me take a minute to reference the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: "This conference call may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to assumptions, beliefs and opinions related to ProxyMed's growth strategy based on ProxyMed's interpretation and analysis of healthcare industry trends and management's ability to successfully develop, market, sell, cross-sell, and implement its clinical and financial transactions services and software to physicians, pharmacies, laboratories and payers, as well as its ability to identify and successfully integrate acquisition candidates. Other risk factors are detailed in the company's filings with the Securities and Exchange Commission. ProxyMed expressly disclaims any intent or obligation to update any forward-looking statements."

                  Leading today's conference call is Mike Hoover, ProxyMed's Chairman and CEO, and providing an operational summary will be Nancy Ham, our President and COO. Now I'd like to turn the call over to Mike. Go ahead please, Mike.

Michael Hoover:   Thank you, Judd. Good afternoon everyone, and welcome to
                  ProxyMed's first quarter 2002 results conference call. Today we will discuss and review our first quarter results, and then we will review our strategies for the remainder of 2002 and beyond.

                  As you probably know by now, ProxyMed differentiates itself from our competitors by being the only company offering a full suite of financial, clinical and administrative connectivity solutions focused on the 275,000 physicians practicing in a small group setting. We believe that this niche is greatly under-served by our competitors, yet represents the best opportunity for automating the 50 percent of claims that are still delivered on paper. Once we automate this core financial transaction, we then begin to cross-sell our other nine services. This focus and strategy is the lynchpin of all our efforts at ProxyMed, and it's really starting to pay off.

                  Since our last conference call, we've made a lot of exciting progress. We completed the first quarter with strong momentum in all areas, and in the last 90 days, we closed on a $25 million investment from General Atlantic Partners. We saw W.R. Hambrecht initiate coverage of the company with a Strong Buy, and just this morning, we reported our first ever positive net income and earnings per share before dividend charges. This is a tremendous milestone in the history of the company. For the first time, our operating earnings have powered a positive bottom line.


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                  As you will hear from Judd in a moment, revenues and EBITDA are up substantially from last year, and exceeded our analyst numbers. We continue to gain momentum in our transaction-based business, and we are more positive than we've ever been about our prospects, both through core growth and through strategic deployment of our new capital.

                  We will take the next few minutes to give you an update, and then we will open the lines for any questions that you may have.

                  Let me turn it back over to Judd, who will take us through the financial results for the quarter. Judd.

Judson Schmid:    Thanks, Mike.

                  To begin our discussion, let me say that we are pleased to report that we met our consensus revenue guidance of $11.5 million and handily beat our EBITDA expectations of $389,000. To dive into the details, ProxyMed is reporting quarterly revenues of $11.5 million, up a strong 37 percent over the same period a year ago. In addition, we are reporting EBITDA profits of $631,000, which represents our fourth straight quarter of positive EBITDA. Finally, our GAAP net loss per share is $0.11, beating the average street guidance of $0.14 per share.

                  As just noted, our consolidated revenues were $11.5 million in the first quarter, compared to last year's first quarter revenues of $8.4 million. This increase was fueled by a 94 percent revenue increase in Healthcare Transaction Services, which rose for $2.7 million last year to $5.3 million this year. In addition, we saw a 10 percent revenue increase in the more mature Laboratory Communications Solution segment from $5.7 million last year to $6.2 million this year.

                  As predicted, while revenue was down quarter-over-quarter, the mix of our revenue is shifting positively. For the quarter, approximately 46 percent of our revenues came from our transaction processing segment, whereas only 39 percent was from the segment for all of 2001. Our goal for 2002 is to achieve a 50-50 revenue split, as we emphasize growth in our transaction processing business, which offers us recurring revenue and substantially higher operating margins.

                  In terms of transaction growth during the quarter, we processed 26.4 million clinical and financial transactions through ProxyNet, our secure national health care information network, representing a terrific 65 percent increase over the first quarter of 2001. Excluding encounters processed due to the variability associated with this type of transaction, our core transactions processed increased by five percent over the fourth quarter of 2001, and by 96 percent over the first quarter of 2001. We are on an annualized run rate of 106 million transactions for 2002, clearly making us the second largest medical claims transaction services company in the country. As Mike will discuss later, there are tremendous growth opportunities, both internally and externally, that will fuel the success of our transaction based businesses.

                  Turning to expenses, on the SG&A side, starting in the first quarter, we began the hiring of associates in our transaction business sales and marketing teams to drive our core revenue growth. Although this increases our expenses in the quarter, it builds the transaction foundation for success later in the year. We've also added personnel in our technical and development areas as it relates to our HIPAA compliance efforts, representing incremental expenses over prior periods. Consolidated SG&A expenses were $5.5 million for the quarter, down from $5.6 million in the first quarter of last year, and up only 2.8 percent from the fourth quarter.




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                  Focusing now on EBITDA, EBITDA dollars increased by a very strong $1.2 million from a loss of $549,000 in the first quarter of 2001 to a positive $631,000. As we've said in the past, in all areas of the company, we continuously strive for operational efficiencies as a way to improve our EBITDA margins on a trendline basis. Given that a relatively large portion of our cost structure is fixed or semi-fixed, it can be a challenge to make this trendline perfectly smooth one quarter to the next, but we are confident in achieving expanding EBITDA margins on an annual basis. For all of 2001, EBITDA margins were 3.6 percent, and we are very comfortable with the analyst guidance that we will achieve at least a consolidated EBITDA margin of 8.6 percent for 2002.

                  As we noted in our year end call, starting January 1st, we adopted the new accounting rules regarding goodwill amortization. As a result, our depreciation and amortization has been reduced by roughly $800,000 per quarter from our year-end 2001 run rates. Additionally, while our offer to convert any outstanding Series C preferred stock was a complete success, with almost 99 percent converting, we did have to record $612,000 for a non-cash deemed dividend charge for those shareholders that waited until January 2002 to convert.

                  The change in revenue mix, along with changes in goodwill amortization, allowed us to achieve our first ever positive net income and EPS of just under a penny per share -- a true milestone. Of course, this excludes the non-cash accounting charge recorded for the conversions, but we remain extremely confident that we will show reported positive EPS next quarter.

                  For the three months of 2002, we spent $412,000 in capital expenditures and $138,000 in capitalized software projects related to HIPAA and the deployment of a private label platform for our web services. Our total capitalized software development is expected to be between 10 percent and 15 percent of our research and development costs for all of 2002.

                  Our cap structure is finally simple: 6.7 million shares outstanding; 20,000 underlying common share for our preferred stock; 733,000 warrants; and 777,000 stock options-- all totaling 8.2 million fully-diluted shares. The shares outstanding and the warrants include the 1.6 million shares and the 549,000 warrants issued to General Atlantic Partners. The General Atlantic Warrant was priced at market, cannot be exercised for a year, and when exercised will bring in another $8.8 million in cash. With $29 million of cash currently in the bank and no debt on our balance sheet since paying off our $7 million note in January, we are clearly in the best financial position ever, and poised to continue to drive shareholder value.

                  Thank you very much. And I'll now turn it over to Nancy for her operational review.

Nancy Ham:        Thanks, Judd.

                  We ended 2001 accomplishing most of the operational goals we established for ourselves at the beginning of last year. We entered 2002 well positioned as the nation's second largest medical claims transaction company, and the largest provider of both pharmacy and lab to physician connectivity solutions. Our operational challenges this year are to execute our cross-selling initiatives and to monetize the opportunity presented by HIPAA, while maintaining, of course, our industry leading customer service. So, let me start by discussing the successes in our Healthcare Transactions segment, which includes our payer services and prescription services divisions.

                  Using our unique FOCUS methodology, which is our proven approach to acquiring and maximizing small physician practices of one to nine doctors, our sales team had a great




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                  quarter, being once again over quota on both the number of new physicians and the number of services sold. In the first quarter, we added almost 1,500 new physicians to our network. But I'm even more pleased to report that the new physicians signed up for over 4,000 services, or 2.8 services per physician. This continues our accelerating trend in which new physicians signed up for 2.1 services for all of 2001, and 2.5 services per physician for the fourth quarter, clearly showing that our cross-selling plans are on track. In addition to this direct customer expansion, we added 10 new electronic commerce partners, representing almost 2,000 indirect physicians in multiple markets, and bringing our total of active partners to 141.

                  As a result of these activities, we ended the quarter with direct relationships with almost 62,000 physicians, and indirect relationships with another 42,000. These positive results for the first quarter exemplify ProxyMed's ability to execute our FOCUS methodology by working closely with our direct payers to convert their physicians from submitting paper claims to submitting electronic transactions. The success of our FOCUS program differentiates us from our competitors and drives substantial value for our payer partners. Using this competitive edge, we were able in the first quarter to sign four more payers, bringing our total of direct payer relationships to 347. And we also signed up several of our existing payers to join the Focus program. This strong linkage from our 62,000 direct physicians to our 347 direct payers is the core of our strategy here at ProxyMed. Over 70 percent of our inbound volume comes from our direct physicians, and over 92 percent of our outbound volume goes to one of our direct payers. This clearly differentiates us from clearinghouses, which typically aggregate inbound and outbound volume to and from others while having few direct relationships themselves. In contrast, at ProxyMed, our direct relationships afford us stickier connections with lower attrition, slightly less than five percent, and this forms the foundation of the cross-sell opportunity.

                  Because of these close physician and payer relationships, ProxyMed's HIPAA opportunity is different and more compelling than that of a clearinghouse. HIPAA will give ProxyMed wide access to transaction types that are offered today by really just a few payers. This new influx of available transactions will only accelerate our cross-selling efforts to our expansive physician client base. In addition, smaller physician offices, where we focus, will need new products and services to make their practices HIPAA compliant, and we're one of the few solution providers ready to meet those needs. We're making the appropriate investments now to be positioned to monetize this terrific revenue opportunity later this year and on into 2003.

                  In addition to these HIPAA investments, we're strengthening our value-added network infrastructure to support this strong core growth. For example, payer services rolled out an expanded "Digital Dashboard" transaction management system in the quarter, which we call VISION. This customer intelligence system monitors our clients' daily transactions, volumes and trends and immediately flags for proactive response any significant changes or opportunities, including volume trends compared to historical results in client-specific projections, increased rejection rates, opportunities such as transaction mining, and cross-selling, and more. Our VISION system helps us to provide better service to our clients while maximizing the number of transaction they process each month.

                  Shifting now to prescription services, we're laying the groundwork here for the profitable expansion for this line of business. We're currently executing on a direct to physician marketing campaign to expand the number of paying physician subscribers in 11 target MSAs where we have both a critical mass of online pharmacies and existing and referenceable physician user base. In this expansion, we're leading with a new web-based version of our popular PreScribe product, which was launched during the quarter. Although early in the campaign, I'm very encouraged by the initial results, and 75 percent of the implementations have been for the new web-based service. This is




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                  obviously important because of the dramatic reduction in cost to remotely implement a web-based customer versus having to go on-site and install a Windows-based application. And I'm particularly pleased that out of all of our physician users, over two-thirds are paying a monthly subscription fee today, up from just a third a year ago, clearly demonstrating the value that physician offices receive in automating prescription refills and getting off the phone.

                  Turning now to Lab Communication Solutions, we're pleased to report that revenues grew by 10 percent over Q1 of last year. However, revenues were below our record-setting peaks in Q3 and Q4. We executed on our plan to eliminate certain non-strategic and lower margin services. In addition to this expected impact, we did experience some delays in orders from a larger lab and printer partner, but soon we're finalizing negotiations for a new and expanded nationwide product and services contract. We were also somewhat affected by industry merger and acquisition activities, for example, the announcements by Quest Diagnostics of their purchases of AML and UniLab -- all three of whom were longstanding ProxyMed customers -- and this M&A activity has caused some of their collective purchases to be shifted until later in the year. Our experience over 25 years in this business has been that while orders can and do shift from quarter-to-quarter, they are usually delayed and not lost. So, while our quarters are not always perfectly smooth, year-over-year we're showing consistent growth of 10 percent.

                  And as for the company overall, if we increase the percentage of our revenue coming from our higher margin and recurring revenue healthier transaction segment, we're creating a smoother overall revenue curve quarter-over-quarter.

                  On the EBITDA side, while we were successful in eliminating certain low margin products, as I just mentioned, we did see a decline in EBITDA. One of our largest lease customers took advantage of low interest rates to buy out their lease base, which reduced EBITDA by almost $200,000. In addition, like many employers, we experienced significant health and business insurance premium increases in the first quarter. We absolutely remain committed to improving our EBITDA margins, and we took proactive steps to reduce our expenses by a pro forma $100,000 a quarter going forward.

                  Looking ahead, we see strength and opportunity in core products in our contract manufacturing business. On the core products side, we're making progress in penetrating a new target market, anatomical pathology labs, who traditionally do not use remote intelligent devices to deliver lab results. With the price points for color printing becoming more economical, we're targeting this segment of the lab market for growth, and we're pleased that we sold our first units within the quarter. In addition, we began cross-selling new recurring revenue services, such as our FleetWatch monitoring service to our device customers. We officially introduced FleetWatch in the first quarter, and already have 800 physician office units under subscription. While this is a modest start, it does validate our ability to convert one-time sales to recurring revenue subscriptions. Another new service is our ProxyLab product for web-based order entry and results reporting, which was introduced late last year. With our direct sales force, and in conjunction with our first major distribution partner, ARUP Laboratories, we've rapidly built a very full pipeline of prospects, which will help us to improve revenue growth and margins later this year. And finally, on an operational note, we were very pleased to receive our ISO 9001 re-certification last week. ProxyMed is committed to quality throughout our business, and whenever possible, we seek external quality certifications, such as ISO 9001 for labs, and EHNAC for payer services.

                  All in all, we had a great quarter from an operational front. And with that, I'll turn it back over to Mike.

Michael Hoover:   Thank you, Nancy.





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                  Let me first start out by saying that I continue to be
                  extremely proud of the efforts of our associates and management team in achieving greater and greater success in the company. With net income of almost $50,000 before our non-cash dividend charges and positive EPS for the first time in ProxyMed's history, and now with our investment from General Atlantic Partners, ProxyMed is positioned as a formidable force in our industry.

                  The $25 million investment from General Atlantic Partners is a strong endorsement by one of the country's premier investors. Over the past 20 years, GA has backed some of the biggest growth stories in our market. In healthcare, they are well know for being the early backer of Envoy during its growth years, and for being the current backer of Eclipsys Corporation. We view this investment as significant validation for ProxyMed and our efforts over the last 18 months.

                  One of the reasons that General Atlantic is so well regarded is that they have a unique approach to investing. They are highly selective, targeting less than 15 investments each year in information technology and communication businesses around the world. This focus allows their professionals to dedicate most of their time to providing their portfolio companies with sustained strategic and operational assistance over each company's long-term investment horizon. The average length of a GA partnership is five to seven years.

                  So, why did smart money like General Atlantic choose ProxyMed? In a word, "growth." To explain this growth potential, I'd like to spend the next few minutes sharing with you our opportunities for the rest of 2002 and beyond, and for an internal growth perspective from cross-selling and directly adding new physicians, and from an external growth perspective from strategic acquisitions.

                  We recognize that our continued success depends upon penetrating a greater portion of the small physician office market place that consists of 275,000 physicians across the country, and driving incremental transactions through our network. This can first be achieved through the cross-selling of additional transaction services that we currently offer to our existing 100,000 direct and indirect physicians. Let me size the opportunity up this way...if over the next four to five years we can increase the current number of services utilized by each of these physicians, up from the current level of below two to over eight -- and we currently offer 10 different transaction services -- we believe that we will generate revenues of approximately $400 per physician per month. This represents an opportunity of close to $500 million in revenue per year, just from our existing customers. Therefore, you can understand that one of our key initiatives for 2002 is to monetize this cross-sell opportunity by telemarketing, innovative new pricing and packaging, and driving our customers to an integrated web offering.

                  Don't get me wrong -- we are just as interested in adding new physicians directly through our proven Focus program methodology. Under FOCUS, we work closely with our insurance payer and pharmacy partners to target new physicians important to those partners. The power of FOCUS is that we are not randomly cold calling small physicians, which would be very expensive. We are being introduced at the practice level by our partners, and we have proven that we are experts at converting those introductions into successful transaction customers.

                  In addition to adding physicians through the FOCUS program, we also have the opportunity to acquire them through strategic acquisitions - "strategic" in the sense that physicians required would be geographically desirable, or that additional services acquired from these businesses would be complementary to our current transaction sets. With $29 million in capital, and the acquisition opportunities that exist in today's marketplace, we believe that we may be able to acquire two to three businesses this year




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                  that provides us access to additional physicians. Over the next few years, if we can acquire and/or sign up 100,000 new physicians this way, and we were able to have each one of them use eight of our transaction services, once again there's another $500 million market opportunity that awaits us.

                  Now we realize, of course, that we will not achieve 100 percent of this $1 billion opportunity. But even achieving 40 to 50 percent represents a significant upside opportunity to today's revenues, and will help make ProxyMed a leader in the physician connectivity market.

                  My two final notes -- we are delighted with our new partnership with General Atlantic, and look forward to the opportunities presented by their investment and their support. We would like to point out that our investment from General Atlantic is accretive to our shareholders for the remainder of 2002, so that we have ample time to deploy that capital internally or for acquisitions. As part of our relationship, we recently welcomed Braden Kelly, who heads the healthcare practice at General Atlantic Partners, to our board of directors, filling a current vacancy. Finally, our recent analyst guidance indicates that we will show positive net income and EPS for next quarter and the remainder of this year, and we are very comfortable with this guidance.

                  That completes the formal presentation that we have today, and we'd like to now open it up for any questions that you have.

        [Questions from participants and answers from management omitted]


M. Hoover:        We thank you for your time an interest today. On a final
                  administrative note, our Annual Meeting of the Shareholders is set for May 22, 2002, here in Fort Lauderdale and proxy materials are currently in the mail to those shareholders of record on March 27, 2002.

                  So again, I want to thank you for your time today, and we look forward to your participation in our Q2 conference call. Have a good day. Good-bye.






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